Public Company Management Corporation Realizes 60% Return on Property Investment

Earnings Will Finance Ongoing Public Relations Campaign

LAS VEGAS, NV - May 18, 2005 - Public Company Management Corporation (OTCBB: PUBC) announced that it has completed the sale of one of its real estate holdings for $170,000. The property, located in Brian Head, Utah, was purchased in September 2002 for $68,000, returning $102,000, or 60 percent, in less than three years.

While this real estate transaction is unrelated to PUBC’s core business, its proceeds will be used to further the business of the company by financing the company’s ongoing public relations and investor relations campaign.

"Our goal is to use the proceeds from this real estate transaction to increase our visibility to the general public, the investment community, and to potential PUBC clients," said Stephen Brock, Chief Executive Officer of PUBC. "We continue to rely on aggressive public relations to grow our customer base and boost shareholder value through a truer valuation through educating the investment community on our business model, financial performance and future plans. The sale of this property will help us advance those goals immediately."

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

Education -- Pubco White Papers

 (http://www.PubcoWhitePapers.com) hosts a comprehensive

 body of knowledge on private and public equity markets.

Registration and listing -- Go Public Today

 (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

 offerings and obtain a listing on the OTCBB.

Regulatory compliance -- Public Company Management

 Services (http://www.PCMS-Team.com) assists new and

 existing public companies in negotiating the new

 complexities of maintaining a public company and creating

 sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC)

Contact:
Public Company Management Corporation
Stephen Brock
President/CEO
Phone: (702) 222-9076
info@PublicCompanyManagement.com
www.PublicCompanyManagement.com

Source: Public Company Management Corporation